CANISCO RESOURCES, INC.
300 Delaware Avenue, Suite 714
Wilmington, Delaware  19801


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AUGUST 12, 1997


To the Shareholders of Canisco Resources, Inc.

	The Annual Meeting of the Shareholders of Canisco Resources, Inc. (the "Company") will be held at the Sheraton Suites Wilmington, 422 Delaware Avenue, Wilmington, Delaware on Tuesday, August 12, 1997, at 10:00 AM, prevailing time, for the following purposes:

	(1)	To elect six Directors for the ensuing year as proposed in the attached
Proxy Statement;

	(2)	To consider and act upon a proposal to ratify the appointment of KPMG
Peat Marwick, LLP, as the independent auditors of the Company for the fiscal year commencing April 1, 1997;

	(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

	The Board of Directors has fixed the close of business on June 30, 1997, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting.
Management of the Company extends a cordial invitation to all shareholders to be present at the meeting.

The Annual Report for 1997 is enclosed herewith.

By Order of the Board of Directors


Ralph A. Trallo
President and Chief Executive Officer

Wilmington, Delaware
July 10, 1997

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE POSTAGE PAID, PRE-ADDRESSED ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.





CANISCO RESOURCES, INC.
300 Delaware Avenue, Suite 714
Wilmington, Delaware  19801

PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
To Be Held on August 12, 1997

GENERAL INFORMATION

	This Proxy Statement is furnished in connection with the solicitation by the
Board of Directors of Canisco Resources, Inc., (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday,
August 12, 1997, at the Sheraton Suites Wilmington, 422 Delaware Avenue,
Wilmington, Delaware, at 10 AM, prevailing time, and at any adjournment thereof.  This Proxy Statement and the accompanying form of proxy are being mailed to shareholders on or about July 15, 1997.

A form of proxy is enclosed for use at the Annual Meeting. When the enclosed form of proxy is signed, dated and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. If no contrary instructions are given, the shares will be voted FOR the election of the six nominees for Directors named below;
FOR ratification of KPMG Peat Marwick, LLP as independent auditors for the Company for the fiscal year commencing April 1, 1997; and, at the discretion of the proxies, upon such other matters as may properly come before the Annual Meeting. Any shareholder executing a form of proxy may revoke that proxy by written notice delivered to the Company's Secretary at any time before it is voted.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may, if necessary, be solicited by Directors, Officers, or regular employees of the Company personally or by telephone or telegram. It is contemplated that brokerage houses, nominees, and other custodians and fiduciaries will be requested to send proxy material to their principals, and the Company will reimburse them for their charges and expenses in so doing.

The Company's Annual Report on Form 10K for the fiscal year ended March 31, 1997, accompanies this Proxy Statement, the meeting notice and the proxy.


VOTING  SHARES

	The Board of Directors has fixed the close of business on June 30, 1997, as the record date for determination of the shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof.  Shareholders of record as of that date will receive the notice of Annual Meeting of Shareholders, the Proxy Statement, the proxy and the Annual Report of the Company.  As of June 30, 1997, there were 2,170,540 shares of common stock, par value $.0025 per share, outstanding and entitled to notice of and to vote at the Annual Meeting.  The Company has no other class of stock outstanding. Each share of common stock is entitled to one vote on each matter properly submitted to the shareholders for action at the Annual Meeting.  There are no cumulative voting rights.


VOTE REQUIRED

	The nominees for the Board of Directors receiving a plurality of the votes cast will be elected as Directors. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual
Meeting is required for shareholder approval for the proposal to ratify KPMG
Peat Marwick, LLP as independent auditors for the Company. Abstentions and broker non-votes do not have the effect of negative votes, but may prevent attainment of a quorum.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	The following table sets forth certain information as of June 30, 1997 (unless otherwise noted), with respect to persons with beneficial ownership of more than five percent (5%) of the Company's outstanding common stock:

Name and Address    			Shares Beneficially Owned(1)		       Percentage
                                                             of Class
Joe C. Quick					                239,640(2)	                			11.04%
83 Almond Avenue
Hershey, PA  17033

ROI Capital Management, Inc.  		 174,600(3)	                			 8.04%
One Bush Street, Suite 1150
San Francisco, CA  94104

Phronesis Partners, L.P.			      111,800(4)				                 5.15%
2206 Beachwood Road
Amelia Island, FL  32034

(1)	The shares reported may be deemed to be beneficially owned under rules and regulations of the U.S. Securities and Exchange Commission, but the inclusion of these shares in this table does not constitute an admission of beneficial ownership.
(2)	The shares shown include 104,490 shares over which Mr. Quick exerts sole voting and investment power and 42,124 shares subject to stock options in favor of Mr. Quick. Mr. Quick shares voting and investment power over the remaining shares which are held by his spouse or certain relatives (excluding adult children).
(3)	ROI Capital Management, Inc. and affiliates ROI Partners, L.P.,
    ROI & Lane, L.P., Mark T. Boyer and Mitchell Soboleski,
    report shared voting and investment power over 174,600 shares.
    The information shown has been derived from ROI Capital Management, Inc.'s form 13D filed with the SEC on or about January 25, 1996.
(4)	Phronesis Partners, L.P. and James Wiggins report sole voting and investment power over 111,800 shares. The information shown has been derived from Phronesis Partner's form 13D filed with the SEC on or about July 11, 1996.

	The following table gives certain information as of June 30, 1997, with respect to the beneficial ownership, direct or indirect, of the Company's common stock by each present Director and Nominee for Director and executive officer and by all Directors and executive officers as a group, as reported by each person.




 Name         Sole Voting      Shared
                  and         Voting and
              Investment     Investment               Aggregate   Percentage
                 Power          Power        Other    Total (3)    of Class
Joe C. Quick    104,490        93,026       42,124      239,640      11.04%

D.L. Ferguson    19,000        30,000       31,470       80,470       3.71%

H.L. Allen       20,000          -0-        43,634       63,634       2.93%

R. A. Trallo     21,878          -0-        27,282       49,160       2.26%

W. L. Petcovic      886          -0-        43,723       44,609       2.06%

R. A. Hess          -0-        21,800        5,932       27,732       1.28%

D. E. Lyons       1,350          -0-        13,396       14,747       0.68%

M. J. Olson(4)    2,871          -0-        10,000       12,871       0.59%

T. P. McShane     8,300          -0-         4,332       12,632       0.58%

All Directors
 and
 Officers
 as a Group
 (9 Persons)    178,775       144,826      221,893      545,495     25.13%

(1)	Included are shares held by the Director (or Officer)
and his spouse or certain relatives (excluding adult children).
(2)	Shares subject to options in favor of the respective individual.
(3)	The shares reported may be deemed to be beneficially owned under rules and regulations of the U.S. Securities and Exchange Commission, but the inclusion of these shares in this table does not constitute an admission of beneficial ownership.
(4)	Executive officers who are neither directors or nominees.


ELECTION OF DIRECTORS

Unless otherwise instructed, the persons named in the accompanying form of proxy intend to vote the shares represented by the proxies for the election of the six nominees listed below to the Board of Directors. All nominees are presently Directors of the Company and were elected by the shareholders at the last Annual Meeting. Directors elected at the Annual Meeting will hold office until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified. In the event that any one or more of the nominees should become unavailable for election at the time of the Annual Meeting, for any reason, an event that the Board of Directors does not anticipate, the persons named in the accompanying form of proxy will vote for the remaining nominees and for such substitute nominee or nominees, if any, as may be designated by the Board of Directors.

The nominees this year are:

Dale L. Ferguson, Age 63. Employed by the Company from 1974 through retirement on March 31, 1996. Director of the Company since 1974.

Donald E. Lyons (1), Age 67. Former President and CEO of the Power Systems Group of Combustion Engineering (retired 1987).
Director of Salient 3 Communications, Inc.  Director of the
Company since 1993 and Chairman of the Board since August, 1996.

Thomas P. McShane (1)(2), Age 44. 1987 to present, President of McShane Group, Inc., (a financial and management consulting firm) Timonium, MD. Director of the Company since 1991.

Wm. Lawrence Petcovic (1), Age 51.  Director of Employment
& Training of The Ryland Group, Inc., Columbia, MD from 1989 to January 1993 and Director of Continuous
Improvement until December 1993.  Business consultant for
L.P. Associates, Columbia, MD, 1994 to September, 1996.
Currently Vice President, Process Improvement and
Training of Chevy Chase Bank.  Director of the Company since 1981.

Joe C. Quick (2), Age 62. Employed by the Company from 1974 through retirement on December 31, 1996. Chairman of the Board of Directors from 1974 through fiscal year 1996. President from February 1990 to December 1994 and Chief Executive Officer from February 1990 to October 1995. Director of the Company since 1974.

Ralph A. Trallo, Age 52.  President and CEO of Cannon Sline of
Philadelphia, PA; from 1987 to present. Named Senior Vice President of the Company in April 1994. Named President and Chief Operating Officer of Company in December 1994 and Chief Executive
Officer in October 1995. Mr. Trallo has an employment contract with Company. Director of the Company since 1993.

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee

	On September 1, 1995, Oliver B. Cannon & Son, Inc., a wholly owned subsidiary of the Company (Nuclear Support Services, Inc., predecessor in interest to Canisco Resources, Inc.), filed a voluntary petition under chapter 11 of the Bankruptcy Code. On September 5, 1995, the Company and its other subsidiaries also filed for protection under chapter 11. Those subsidiaries are Sline Industrial Painters,
Inc., NSS Numanco, Inc., NSS of Delaware, Inc., IceSolv, Inc.
and Henze Services, Inc. All cases were filed in the United States Bankruptcy Court for the Middle District of Pennsylvania in Harrisburg. A number of first day orders were presented to the Court, including an order allowing joint administration under the style and case of the parent, Nuclear Support
Services, Inc. at case number 1-95-01767.

On January 31, 1996, the Company filed its Joint Plan of Reorganization.
The Amended Joint Plan of Reorganization was filed and confirmed by the Court on April 24, 1996. On June 28, 1996, the Company met all the requirements of the Amended Plan by executing the necessary banking documents for securing exit financing. The Company exited from bankruptcy on July 1, 1996.

COMMITTEES AND MEETINGS

The Board of Directors meets on a regularly scheduled basis and, during the fiscal year ended March 31, 1997, met on four occasions. During fiscal year 1997, each Director was present for all of the meetings of the Board of Directors. Outside Directors of the Company were paid an annual retainer of $7,500. All Directors except the Chairman of the Board and active employees, were paid $800 for each meeting attended and 2500 SAR's at $3.00 per share; the Chairman was paid $1,200 for each meeting and was awarded 25,000 SAR's at $3.00 per share.

The Audit and Compensation committees were active in fiscal year 1997. Each committee member was present for all the meetings of the Board Committees on which such Director served. Outside Board members appointed to serve on the Compensation and Audit Committees were paid an annual retainer of $1,500. In addition, outside Board members serving on Committees, except the Committee Chairman, were paid $750 for each Committee meeting; the Chairman was paid $1,000.

The Audit Committee was created by the Board of Directors in October 1986. The function of the Audit Committee is to recommend an accounting firm to conduct an annual audit engagement to include audit scope and results of such audit. The Audit Committee reviews the adequacy of internal controls, Company policies and procedures, and reports its findings to the Board of Directors. The Audit
Committee met twice during fiscal year 1997.

The Compensation Committee was created by the Board of Directors in February 1989. The function of the Compensation Committee is to administer the Company's 1990 Stock Option Plan and the Director's Stock
Option Program. In July 1993, the Salary and Incentive Committee, whose functions included determination and administration of plans for salary and incentives for Company management and employees, including directors' fees, was consolidated with the Compensation Committee.
The Compensation Committee met three times during fiscal year 1997.

The Board of Directors does not have a nominating committee or any other committee performing similar functions.

EXECUTIVE OFFICERS

The following table identifies the Company's present executive officers, sets forth their ages, principal occupation or employment of each during the past five years, positions and offices held with the Company and the terms served as such.

 Name                  Age     Principal Occupation or Employment
Ralph A. Trallo        52      See Election of Directors.


Michael J. Olson       43      Vice President, Secretary/Treasurer and Chief
                               Financial Officer of Cannon Sline, Inc. since
                               1986.  Named Acting Chief Financial Officer of
                               Nuclear Support Services, Inc. in January,
                               1995.  Named Chief Financial Officer,  Vice
                               President and Secretary/Treasurer of the
                               Company in April, 1995.



EXECUTIVE COMPENSATION

	The following table sets forth information concerning all compensation paid or accrued by the Company and its subsidiaries in respect to the three fiscal years for 1995, 1996 and 1997 to or for the chief executive officer and each of the executive officers of the Company whose compensation exceeded $100,000:



SUMMARY COMPENSATION TABLE

                                  Fiscal Year Compensation         Long-Term
                                                                   Long-Term
                                                                 Compensation
                                                                   Awards
Name                                                Other annual   Securities
and Principal Position    Year    Salary     Bonus  Compensation   Underlying
                                   ($)       ($)(2)   ($)(3)     Option/SAR(#)
RALPH  A. TRALLO
President, Chief
 Executive Officer        1997    185,000    77,700     7,210       50,000(4)
 and Director;            1996(1)  75,000    82,154     5,200       10,000(4)
 also President           1995    150,000   167,904     9,600       10,000(4)
 and CEO of Cannon
 Sline

MICHAEL J. OLSON
Vice President,           1997    105,000    44,100     5,469       30,000(4)
 Secretary/Treasurer      1996(1)  45,000    49,292     2,675       10,000(4)
 and Chief Financial      1995     90,000   100,743     5,530       10,000(4)
 Officer

SAR (Stock Appreciation Rights)


(1)	Fiscal year 1996 was a six month period from October 1,
1995 through March 31, 1996.
(2)	Mr. Trallo and Mr. Olson did not participate in the Senior
Executive Group Compensation Program for 1995 or 1996 but were covered under separate incentive arrangements with Cannon Sline.
Under those arrangements, Mr. Trallo and Mr. Olson were awarded cash bonuses for 1995 and 1996. In fiscal year 1997, Mr. Trallo and Mr. Olson were covered under the Company's Executive Compensation Program and all renumeration was in accordance with that program. Bonuses for Mr. Trallo and Mr. Olson for FY96 and FY97 have not been paid as of the date of this proxy.
(3)	Included in Other Compensation are Board of Director fees,
automobile allowances, and excess life insurance benefits
provided by the Company.
(4)	A Stock Appreciation Program for Key Executives was established in fiscal year 1995. Mr. Trallo and Mr. Olson were awarded SAR's under this Program in 1995, 1996 and 1997.

STOCK OPTIONS

At the 1990 Annual Meeting, the shareholders approved the Nuclear Support Services, Inc. 1990 Stock Option Plan (the "1990 Plan"), which is designed to promote continuity of management and increased incentive to those key employees and consultants responsible for the Company's long-range financial success.

The 1990 Plan terminated on December 31, 1994, although outstanding options at that time were not canceled by such termination. No immediate plans are in place at this time to implement a new Stock Option Program for the Company.

The 1990 Plan is administered by the Compensation Committee formed by the Board of Directors, which extended rights to selected employees or consultants to purchase shares of stock in the Company at stated option prices. The aggregate number of shares available for grant under the 1990 Plan was 416,897. As of June 30, 1997, options for 247,954 shares were outstanding to approximately 24 employees and/or consultants, including Company directors. 1350 options were exercised during the 1997 fiscal year.

Options may be incentive stock options, which qualify for certain tax benefits (relating primarily to the deferral of gain recognition until the underlying stock is sold and the treatment of same as a capital gain as opposed to ordinary income), or non-qualified options, which do not qualify as incentive stock options. Incentive stock options must be granted at not less than the fair market value of the stock on the date granted, and non-qualified stock options must be granted at not less than one-half of the fair market value of the stock on the date granted. The Company may take a deduction for gain realized by its employees upon the exercise of a non-qualified option. Generally this is not so in the case of an incentive stock option.

Options generally are nontransferable, conditioned upon continued employment with the Company and expire within five years of grant or upon stated occurrences. Other option terms may vary depending upon provisions of the specific option agreement. On January 26, 1990, the Company filed an initial S-8 Registration Statement for Company stock subject to the 1990 Plan and on September 8, 1993, filed an amendment to its registration statement for additional shares subject to the Plan. The closing market price of the Company's common stock as of April 30, 1997 was $2.125 per share.


DIRECTORS STOCK OPTION PROGRAM

The Directors' Stock Option Program (as Amended), was approved by shareholder vote at the Annual Meeting in February 1992. The Program provides a mechanism for compensating Directors for their services by means other than cash payment, promotes Director stock ownership and increases the incentive for those responsible for the long-range success of the Company. Pursuant to the Program, each Director may elect to take non-qualified stock options for Company stock issued under the 1990 Stock Option Plan in lieu of all or a portion of the normal cash retainer and/or fee for Board or Committee meetings attended. Directors who select options pursuant to the Program make a standing election to do so (or to rescind such election) at least six (6) months in advance of the meeting for which the election
(or rescission) is to be effective. For the purpose of this election, options are valued at 17% of the market price of the stock on grant date (i.e., date set for payment of retainer or meeting fees as the case may be) and applied against the fees to be earned.

The Company's 1990 Stock Option Program expired in December 1994, thus fees and retainers for Board and Committee participation are being paid to Directors in cash. As of June 30, 1997, Messrs. Hess, Allen, Petcovic, McShane, Lyons and Trallo had acquired options for 5,932; 43,634; 43,723; 4,332; 13,396; and
2,282, respectively, pursuant to the Program with exercise prices ranging from $3.38 to $9.00.


SENIOR EXECUTIVE GROUP COMPENSATION PROGRAM

	The following tables list information regarding stock options and stock appreciation rights (SAR) granted to and exercised or held by the Company's executive officers in respect to its last fiscal year.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                         Potential realizable
                                                         value at
                                                         assumed annual
                                                         rates of stock
                                                         price appreciation
                  Individual Grants                      for option term

         Number of  Percent of
         securities    Total
         underlying  Options/
          options/    SARs     Exercise Market  Exp   0%($)   5%($)    10%($)
           SARs     granted to base     Price   Date
          granted   employees  price    Grant
          (#) (1)   in fiscal  ($/sh)   ($/sh)
Name                  year               (2)
R.TRALLO  50,000      29%      3.00      4.12  2002 $56,250 $113,000 $182,000

M.OLSON   30,000      18%      3.00      4.12  2002 $33,750  $67,800 $109,200

(1) Stock Appreciation Rights awarded to Mr. Trallo and Mr. Olson.
(2) The market price of these shares when they were awarded on August 13, 1996, to be effective on the Grant Date of 1-1-97 was $2.75/share.



AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
 AND FY END OPTION/SAR VALUES

                                               Number of      Value of
                                               securities     unexercised
                    Shares                     underlying     in-the-money
                    acquired                   unexercised    options/SARs
                    on            Value        options/SARs   at FY end
                    exercise      realized     at FY end       ($) (1)
   Name             (#)             ($)          (#) (1)
RALPH A. TRALLO      -0-            -0-          97,282(2)      $2500
MICHAEL J. OLSON     -0-            -0-          60,000(3)      $2500

(1)	Options include those granted under the Company's Senior
Executive Compensation Program, the Company's Stock Option
Program, the Directors Stock Option Program, and the Company's
Stock Appreciation Plan.  All options and SAR's are exercisable.
(2)	Mr. Trallo's options include 27,282 shares under the Company's
Stock Option Program and the Director's Stock Option Program and
70,000 shares under the Company's Stock Appreciation Plan.
(3)	Mr. Olson's options include 10,000 shares under the Company's
Stock Option Program and 50,000 shares under the Company's Stock
Appreciation Plan.



COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee reviews and makes recommendations to the Board of Directors on matters of Executive Officer compensation. The current members of the committee are William Lawrence Petcovic (Chairman), Thomas P. McShane and Donald E. Lyons, all of whom are non-employee
"outside" directors as noted in this proxy statement. The committee establishes the Company's policies and performance requirements for Executive Officer compensation and the total compensation paid for each fiscal year. The committee met before or after scheduled Board meeting as part of the Chairman's program to minimize Board expenses. The committees report for fiscal year 1997 is set forth below.

The Committee formulated the 1997 Executive Compensation Program to replace the direct compensation program in the employment contracts for Mr.
Trallo and Mr. Olson that were part of the Cannon-Sline acquisition.
Since the exit from bankruptcy, the committee limited the Executive
Program to full-time Canisco executives, Ralph Trallo and Michael Olson.
Subsidiary officer compensation was delegated to the executive group.
Under the 1997 Executive Compensation Program, the total compensation for executives is managed utilizing three (3) components: base pay, incentive pay and benefits.

Base salaries for FY 1997 changed for Mr. Trallo and Mr. Olson. Based on compensation data for similar organizations, the base pay for each executive was increased to $185,000 for Mr. Trallo and $105,000 for Mr. Olson. The FY
1997 base salary is applicable for three years or until designated revenue goals are achieved. In addition, 50,000 SAR's for Mr. Trallo and 30,000 SAR's for Mr. Olson were part of the conversion from Cannon Sline employment agreements to Canisco employment agreements. Incentive pay was linked directly to earnings per share. Benefits, the third component of executive pay were unchanged for FY97.

The Company entered into employment contracts with Mr. Trallo and Mr.
Olson during FY97. Both executives were party to similar contracts assumed in the acquisition of Cannon-Sline in 1993. The term of the Agreements is a minimum of twelve (12) months with a twelve month notice required by the Company and/or the executive of intent to terminate. The executives are bound by competitive restrictions upon termination of employment.
Compensation is comprised of three components: base pay, incentive pay and benefits.

As an enticement to retain its key executives, the Company entered into a Change of Control Severance Agreement with Mr. Trallo and Mr. Olson which provides the following payments and benefits to the executives in the event the executive is terminated within three (3) years after a change of control of the corporation: 1. Lump sum cash payment of three times highest annual compensation paid or payable to the executive during the thirty-six months preceding the termination of the executive. 2. All rights and full vesting and accrued benefits under profit sharing, pension, retirement or deferred compensation plans, as may be applicable. 3.Continued participation in the life, accident, health insurance and other fringe benefits, provided prior to the change of control, for a period of three years after termination at no cost to the executive. Immediate vesting in any incentive compensation, stock options and other similar programs as may be applicable.

Effective October 1, 1996, the Board of Directors approved for adoption a Non-Qualified Retirement Program for Joe C. Quick, Dale Ferguson and Robert
Hess. This Plan provides for annual retirement benefits of $50,000 to Messrs. Ferguson and Hess and $65,000 for Mr. Quick over a ten year period. The retirement benefit due Messrs. Ferguson and Hess shall be offset by consulting fees paid prior to the effective date of the Plan, but after their retirement from employment from the Company in the amounts of $25,000 and $133,333, respectively.

Board of Directors compensation was also modified to include SAR's. In addition, "Inside Directors" defined as any Director receiving any form of income from the Company, are not eligible for retainers. Active employees of the Company receive no Board compensation.

The Committee continues to focus on short term financial and customer satisfaction results while positioning for long term business development.

The Compensation Committee
William Lawrence Petcovic
Thomas P. McShane
Donald E. Lyons


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Other than Board and Committee fees, there was no other compensation paid.


CERTAIN TRANSACTIONS

The firm of Keefer, Wood, Allen, and Rahal, of which Heath L. Allen, a Director, is a partner, performed services during fiscal year 1997 in an amount less than 5% of Keefer, Wood, Allen & Rahal's annual gross revenues.

Mssrs. Robert A. Hess and Dale Ferguson received $31,000 and $31,250, respectively, in fiscal year 1997 for consulting services provided to the Company.

COMPLIANCE WITH SECTION 16(a)
For 1997 fiscal year, no late Form 4 filings were submitted.

PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the Company's cumulative total shareholder return on its common stock with (i) the cumulative total return of a broad market index (the NASDAQ MARKET INDEX) and (ii) the cumulative total return of the Standard Industrial
Classification Index, Code 1799 - Specialty Contractors. Last year, the Company used a peer group index that compared entities which provided technical manpower and support services. The selection of public companies for the current peer group is based on a published, industry index and looks to entities which provide specialty construction services.
This industry index more closely reflects the business complexion of the Company. Cumulative return for the Company and both indices were calculated assuming dividend reinvestment. For fiscal year 1997, the Standard
Industrial Classification Index, Code 1799 - Specialty Contractors was comprised of the following nine (9) publicly traded companies: Canisco
Resources, Inc.; Cerbco Inc. CL A; Chicago Bride & Iron NV; Heist C.H.
Corporation; IDM Environmental Corp. Instituform East, Inc.; Leak-X
Environmental CP; National Environ Service Co.; and U.S. Bridge of NY, Inc.


COMPARISON OF CUMULATIVE TOTAL RETURNS
OF COMPANY, INDUSTRY INDEX AND BROAD MARKET


COMPANY             FISCAL YEAR ENDING
                    1992      1993    1994      1995     1996     1997
CANISCO
RESOURCES,
INC.                 100      85.19   72.22     27.78    37.04    38.89

INDUSTRY
INDEX                100     105.77  108.84     59.38    70.19    38.77

BROAD
MARKET               100     111.91  129.33    137.21   184.56   206.47

THE INDUSTRY INDEX CHOSEN WAS:
SIC CODE 1799 - SPECIAL TRADE CONTRACTORS, N.E.C.

THE BROAD MARKET INDEX CHOSED WAS:
NASDAQ MARKET INDEX

THE CURRENT COMPOSITION OF THE INDUSTRY INDEX IS
AS FOLLOWS:

CANISCO RESOURCES, INC.
CERBCO. INC. CL A
CHICAGO BRIDGE & IRON NV
HEIST C.H. CORPORATION
IDM ENVIRONMENTAL CORP.
INSITUFORM EAST INC.
LEAK-X ENVIRONMENTAL CP
NATIONAL ENVIRON SVC CO
U.S. BRIDGE OF NY INC.





RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS

	The Board of Directors selects each year the accounting firm to perform the financial audit and related work for the Company for that year.  KPMG Peat
Marwick, LLP has been selected by the Board of Directors as the independent auditors for the Company's current fiscal year commencing April 1, 1997.
Selection of this firm will be submitted for ratification at the Annual
Meeting.  In the event the shareholders do not ratify the appointment of KPMG
Peat Marwick, LLP, the selection of other independent accountants will be considered by the Board of Directors.

	A representative of KPMG Peat Marwick, LLP, expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF THE INDEPENDENT AUDITORS.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

If a shareholder intends to present a proposal at the next Company's Annual Meeting of Shareholders, the proposal must be submitted in writing and received by the Secretary of the Company at its executive offices located at 300 Delaware Avenue, Suite 714, Wilmington, Delaware no later than March 15, 1998, in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

OTHER MATTERS

	The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the notice of the Annual Meeting and knows of no matters to be brought before the meeting by others. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy, or their substitutes, to vote said proxy in accordance with their best judgment on such matters to the extent allowed by SEC Rule 14a-4(c) which limits the purpose for which discretionary authority may be granted.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION WILL BE AVAILABLE AT THE ANNUAL MEETING. ANY SHAREHOLDER, UPON WRITTEN REQUEST TO THE SECRETARY, MAY OBTAIN A COPY OF THE COMPANY'S FORM 10-K WITHOUT CHARGE.

By Order of the Board of Directors

Ralph A. Trallo
President and Chief Executive Officer
Wilmington, Delaware
July 10, 1997


This Proxy is Solicited on Behalf of the Board of Directors of
CANISCO RESOURCES, INC.
300 Delaware Avenue, Suite 714
Wilmington, Delaware  19801

The undersigned hereby appoints Joe C. Quick, Dale L. Ferguson, or Ralph A. Trallo as proxy (and if the undersigned is a proxy, as substitute proxy), each with the power to appoint his substitute, and hereby authorizes any one of them to vote as designated on the reverse side all the shares of common stock of Canisco Resources, Inc., held of record by the undersigned on
June 30, 1997, at the Annual Meeting of Shareholders to be
held on Tuesday, August 12, 1997, at 10:00 AM at the Sheraton Suites Wilmington, 422 Delaware Avenue, Wilmington, Delaware, and at any
adjournment thereof.	(continued on reverse side)
============================================================================
ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS NOTED HEREON. IN THE ABSENCE OF INSTRUCTIONS, THIS PROXY WILL BE TREATED AS GRANTING AUTHORITY TO VOTE "FOR" THE ELECTION OF DIRECTORS AND IN FAVOR OF
PROPOSALS 2 AND 3.

1.	FOR all nominees   WITHHOLD        D.L.Ferguson, D.E.Lyons, T.P.McShane,
   listed to the      AUTHORITY to    Wm.L. Petcovic, J.C.Quick, R.A.Trallo
   right (except as   vote for
   marked to the      nominees        INSTRUCTION:  To withhold authority to
   contrary)          listed to the   vote for any individual nominee, write
                      right           that nominee's name in the space
                                      provided below


2. FOR        AGAINST     ABSTAIN     With respect to the ratification of the
                                      selection by the Board of Directors of
                                      KPMG Peat Marwick, LLP as Certified
                                      Public Accountants, as independent
                                      auditors of the Company for the fiscal
                                      year commencing April 1, 1997.

3. FOR       AGAINST     ABSTAIN      OTHER BUSINESS:  In their discretion,
                                      the proxies are authorized to vote
                                      upon such other business as may
                                      properly come before the meeting.

           	The undersigned hereby acknowledges receipt of
            the Proxy Statement dated July 15, 1997 and hereby revokes any proxy or proxies heretofore given to vote shares at said meeting or any adjournments thereof.

	Dated:_____________________________________________

	Sign here exactly as name(s) appear on left

PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED, ADDRESSED ENVELOPE